Exhibit 99

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Bank, N.A. and Chase Bank USA, N.A.

File Merger Application

New York, December 4, 2018 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) has announced that its subsidiary banks, JPMorgan Chase Bank, N.A. (“JPMCB”) and Chase Bank USA, N.A. (“Chase USA”), have filed an application of merger (the “Merger Application”) with the Office of the Comptroller of the Currency (the “OCC”). The Merger Application contemplates that Chase USA will merge with and into JPMCB, with JPMCB as the surviving bank (the “Merger”). The Merger has been approved by the respective Boards of Directors of JPMCB and Chase USA, and the banks intend to enter into an Agreement and Plan of Merger. The proposed Merger is part of the Firm’s legal entity simplification initiatives.

Completion of the Merger, which is expected to occur in the second quarter of 2019, will be subject to approval of the Merger Application by the OCC and other customary closing conditions. The Merger may be abandoned by JPMCB and Chase USA at any time before completion.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Jason Scott	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438